Exhibit 99.1

Lands' End Announces Preliminary First Quarter Fiscal 2020 Results

Strong revenue and profit trends disrupted by mid-quarter effects of COVID-19

Global eCommerce revenue grew double digits in May compared to the same period last year

Provided second quarter fiscal 2020 net revenue outlook

DODGEVILLE, Wis., June 2, 2020, (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ: LE) today announced preliminary financial results for the first quarter ended May 1, 2020 and commented on its business trends. Finalization of the results is pending the completion of the Company’s quarterly procedures and preparation and filing of its Quarterly Report on Form 10-Q, which will require additional time this quarter due to COVID-19.

First Quarter Fiscal 2020 Highlights:

•	For the first quarter, net revenue decreased 17.3% to $217.0 million, compared to $262.4 million in the first quarter last year, due to decreased demand attributable to the COVID-19 pandemic.
◦	Net revenue grew 11.1% in February 2020 compared to prior year, reflecting strong performances across all business units.
◦	U.S. eCommerce net revenue declined 16.5% for the first quarter due to decreased demand as a result of the COVID-19 pandemic while International eCommerce net revenue remained approximately flat.
◦	Company operated stores achieved comparable store sales growth of 14.2% in February before closing mid-March.
◦

Outfitters successfully completed the remainder of the American Airlines uniform launch totaling $4.0 million revenue during the first quarter with the total launch approximating $44.0 million.  For the first quarter, Outfitters net revenue declined 26.2% driven by decreased demand due to the COVID-19 pandemic.

•

Gross margin decreased by approximately 230 basis points to 43.4% as compared to 45.7% in the first quarter last year primarily in response to additional promotional activity throughout the industry and additional inventory reserves.

•

Selling and administrative expenses decreased $11.0 million to $105.8 million compared to $116.8 million in the first quarter last year driven by the reduction of operating expenses and structural costs.

•	Net loss was $20.6 million or $(0.64) per diluted share, as compared to $6.8 million or $(0.21) per diluted share in the first quarter of fiscal 2019.

•	Adjusted EBITDA(1) decreased to a loss of $11.6 million compared to positive $3.0 million in the first quarter of fiscal 2019.

COVID-19 Actions

•	In response to the COVID-19 pandemic, the Company took decisive actions to protect the business, improve financial flexibility, preserve liquidity and continue to service customers, which included:
◦

Reducing operating expenses and structural costs by enacting employee furloughs, and temporary tiered salary reductions for the executive team and corporate staff starting in the first quarter, and a reduction of approximately 10% of the Company’s corporate staff in the second quarter.

◦	Implementing revised operating processes at the Company’s Wisconsin distribution centers in accordance with guidance from public health officials and government agencies.
◦	Substantially reducing inventory receipts for Fall and Holiday 2020 to protect against potential consumer demand weakness.
◦	Lowering capital expenditure plan to approximately $20.0 million from approximately $40.0 million for fiscal year 2020.
◦

Increasing the size of its asset based lending facility to $200.0 million in March and drawing $75.0 million under the credit line in the first quarter to improve working capital and cash on hand.  At the conclusion of May, borrowings under the asset based lending facility had decreased to $50 million.

Jerome Griffith, Chief Executive Officer and President, stated, “While COVID-19 has created a complex environment on many fronts we believe that our business model provides the flexibility to mitigate many of the challenges this has created across the industry. Following strong trends early in the first quarter, we saw the impact of COVID-19 in mid-March. Beginning in mid-April, we were pleased to see a rebound in our global eCommerce channel, which accelerated to double digit growth in May.  We believe these trends demonstrate the resiliency of our business and we are no less optimistic about our future for several reasons.  First, we are a digitally driven company with approximately 80% of our business in direct-to-consumer eCommerce. Second, we provide key item basics at great value with great service, at a time when we are seeing growing demand for our offerings. Third, we have demonstrated the adeptness and agility to appropriately adjust our cost structure as we reset for the new normal.  And finally, we see opportunities to expand our customer base through more recent strategies, including the planned launch of Lands’ End on kohls.com and in 150 Kohl’s retail stores this coming fall. With our resilient e-commerce business and casual and value-oriented product assortment, combined with our lean operating structure and liquidity, we are positioned to capitalize on the opportunities ahead. While we expect the environment to remain difficult, we are excited about the future of Lands’ End.”

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $59.1 million as of May 1, 2020, compared to $40.2 million as of May 3, 2019.

Net cash used in operations was $80.2 million for the 13 weeks ended May 1, 2020, compared to $36.3 million for the 13 weeks ended May 3, 2019.

Inventories, net, was $383.2 million as of May 1, 2020, and $319.3 million as of May 3, 2019.

The Company had borrowings of $75.0 million and $116.3 million of availability under its asset-based senior secured credit facility at May 1, 2020 and other short-term debt of $384.1 million at May 1, 2020.

Outlook

Jim Gooch, Chief Operating Officer and Chief Financial Officer, stated, “While the pandemic had an adverse impact on our results in the quarter, we believe that our business model is resilient, particularly our eCommerce channel and we expect all our segments to recover, albeit at different rates. We remain optimistic about our future and will remain focused on preserving liquidity and maintaining agility as we continue to execute our strategies through this challenging environment. While we remain confident in our ability to achieve our long-term targets, which were on track prior to COVID-19, we now expect these objectives to be met later than we initially planned.”

The following outlook does not incorporate a potential second wave of COVID-19 or additional government-mandated closures.

For the second quarter of fiscal 2020 the Company expects:

•	Net revenue to decline in the mid to high single digits as compared to the same period last year assuming:
◦	High single digit growth year over year in its global eCommerce business.
◦	Retail stores to reopen by the end of June; five new store openings by the end of July.
◦	Decline in the Retail and Outfitters businesses.
•	Gross margin pressure to continue into the second quarter due to aggressive promotional environment.
•	SG&A expense as a percent of revenue to be in line with prior year.

For the second half of fiscal 2020 the Company expects:

•	Net revenue recovery to continue through the back half of the year assuming:
◦	Continued growth in global eCommerce business.
◦	Retail sales to ramp up by the end of the year.
◦

Slower recovery of its Outfitters business due to industry pressure on large national accounts, of which 60% have exposure to the travel industry, as well as its small and medium sized businesses; expects faster recovery of school uniform business as schools reopen.

•	Gross margin to be less pressured than in the first half of the year.
•	SG&A expense as a percent of revenue to be in line with prior year.

Conference Call

The Company will host a conference call on Tuesday, June 2, 2020, at 8:30 a.m. ET to review its preliminary first quarter 2020 financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands' End, Inc.

Lands' End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, on third party online marketplaces and through retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of its ability to mitigate COVID-19 challenges and optimism for the future; the planned launch and expected benefits of the Kohl’s relationship; the Company’s assessment of its e-commerce business and product assortment, operating structure and liquidity, and how those position it going forward; the Company’s expectations as to the recovery of its various business segments; the Company’s focus on preserving liquidity and maintaining agility while it executes its strategies; the Company’s expectations as to planned store openings and re-openings; and the Company’s outlook and expectations as to net revenue, gross margin and SG&A in the second quarter of fiscal 2020 and for the second half of the year, and expectations regarding the achievement and timing related to its long-term targets. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the finalization of the Company’s financial statements as of and for the 13 weeks ended May 1, 2020, which will involve, among other things, further review of impairment of goodwill and long-lived assets, inventory reserves, lease accounting, other contingencies and accounting for the CARES Act; the impact of COVID-19 on customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets, as the Company seeks to refinance its term loan; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports from China increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of China, passing through a portion of the cost increases to the customer, or other savings opportunities; customers' use of the Company’s digital platform, including customer acceptance of its efforts to enhance its e-commerce websites; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful and it may be unable to open retail stores in locations and on terms that are acceptable to it; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its e-commerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal shareholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, and in the Company’s Current Report on Form 8-K dated June 2, 2020. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands' End, Inc.

James Gooch

Chief Operating Officer and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Preliminary Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	May 1, 2020	May 3, 2019	January 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$59,134	$40,221	$77,148
Restricted cash	1,953	1,821	2,149
Accounts receivable, net	35,381	27,510	50,953
Inventories, net	383,163	319,319	375,670
Prepaid expenses and other current assets	46,221	35,304	39,458
Total current assets	525,852	424,175	545,378
Property and equipment, net	155,511	152,405	157,665
Operating lease right-of-use asset	38,621	29,327	38,665
Goodwill	106,700	110,000	110,000
Intangible asset, net	257,000	257,000	257,000
Other assets	4,651	5,473	4,921
TOTAL ASSETS	$1,088,335	$978,380	$1,113,629
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current borrowings on ABL Facility	$75,000	$—	$—
Current borrowings on Term Loan	382,858	5,150	5,150
Accounts payable	101,445	98,623	158,436
Lease liability - current	5,867	8,786	5,864
Other current liabilities	82,904	84,172	114,116
Total current liabilities	648,074	196,731	283,566
Long-term debt, net	—	381,504	378,657
Lease liability - long-term	41,388	24,772	39,841
Deferred tax liabilities	65,446	56,108	57,651
Other liabilities	5,529	4,060	5,532
TOTAL LIABILITIES	760,437	663,175	765,247
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 32,596, 32,363 and 32,382, respectively	326	324	324
Additional paid-in capital	362,072	354,016	360,656
Accumulated deficit	(20,253)	(25,718)	390
Accumulated other comprehensive loss	(14,247)	(13,417)	(12,988)
TOTAL STOCKHOLDERS' EQUITY	327,898	315,205	348,382
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,088,335	$978,380	$1,113,629

LANDS’ END, INC.

Preliminary Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	May 1, 2020	May 3, 2019
Net revenue	$217,008	$262,433
Cost of sales (excluding depreciation and amortization)	122,853	142,559
Gross profit	94,155	119,874

Selling and administrative	105,796	116,844
Depreciation and amortization	8,786	7,618
Other operating expense, net	4,285	148
Operating loss	(24,712)	(4,736)
Interest expense	5,311	7,834
Other income, net	(173)	(867)
Loss before income taxes	(29,850)	(11,703)
Income tax benefit	(9,207)	(4,885)
NET LOSS	$(20,643)	$(6,818)
NET LOSS PER COMMON SHARE
Basic:	$(0.64)	$(0.21)
Diluted:	$(0.64)	$(0.21)

Basic weighted average common shares outstanding	32,448	32,261
Diluted weighted average common shares outstanding	32,448	32,261

Use and Definition of Non-GAAP Financial Measures

1 Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

While Adjusted EBITDA1 is a non-GAAP measurement, management believes that they are important indicators of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	For the 13 weeks ended May 1, 2020 we excluded the impacts of impairment including goodwill impairment and non-cash write-downs of certain long-lived assets.
◦

For the 13 weeks ended May 1, 2020 and May 3, 2019, we excluded the impacts of gain or loss on property and equipment as management considers the gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Preliminary Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended
	May 1, 2020		May 3, 2019
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net loss	$(20,643)	(9.5)%	$(6,818)	(2.6)%
Income tax benefit	(9,207)	(4.2)%	(4,885)	(1.9)%
Other income, net	(173)	(0.1)%	(867)	(0.3)%
Interest expense	5,311	2.4%	7,834	3.0%
Operating loss	(24,712)	(11.4)%	(4,736)	(1.8)%
Depreciation and amortization	8,786	4.0%	7,618	2.9%
Other operating expense	—	0.0%	203	0.1%
Goodwill and long-lived asset impairment	3,444	1.6%	—	0.0%
Loss (gain) on property and equipment	842	0.4%	(55)	(0.0)%
Adjusted EBITDA (1)	$(11,640)	(5.4)%	$3,030	1.2%

LANDS’ END, INC.

Preliminary Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
(in thousands)	May 1, 2020	May 3, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(20,643)	$(6,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,786	7,618
Amortization of debt issuance costs	429	434
Loss (gain) on property and equipment	842	(55)
Stock-based compensation	1,828	1,974
Deferred income taxes	8,132	(2,501)
Other	4,121	(133)
Change in operating assets and liabilities:
Inventories	(8,502)	2,234
Accounts payable	(54,084)	(20,205)
Other operating assets	6,902	10,612
Other operating liabilities	(28,009)	(29,450)
Net cash used in operating activities	(80,198)	(36,290)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,789)	(15,042)
Net cash used in investing activities	(10,789)	(15,042)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowing under ABL Facility	75,000	—
Payments of term-loan	(1,288)	(101,287)
Payments of employee withholding taxes on share-based compensation	(410)	(687)
Net cash provided by (used in) financing activities	73,302	(101,974)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(525)	(5)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(18,210)	(153,311)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	79,297	195,353
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$61,087	$42,042
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$4,707	$4,901
Income taxes paid, net of refunds	$(1,210)	$12
Interest paid	$4,667	$6,966
Lease liabilities arising from obtaining Operating lease right-of-use asset	$3,074	$3,731